Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)

Bed, Bath & Beyond, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Bed Bath & Beyond, Inc. 2026 Employment Inducement Equity Incentive Plan	Equity	Common Stock, $0.0001 par value per share	Rule 457(a)	4,500,000(2)	$5.01(3)	$22,545,000	$138.10 per $1,000,000	$3,113.47
Total Offering Amounts						$22,545,000		$3,113.47
Total Fee Offsets(4)								$0.00
Net Fee Due								$3,113.47

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional shares of the Registrant’s common stock (“Common Stock”) that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of 4,500,000 shares of Common Stock that will become available for issuance under the Registrant’s 2026 Employment Inducement Equity Incentive Plan.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Common Stock as reported on The New York Stock Exchange on July 30, 2026.

(4)	The Registrant does not have any fee offsets.